Exhibit 99.1

Contacts:	Brian W. Bethers	Robert G. Hunter
	President	CFO
	1-800 CONTACTS, INC.	1-800 CONTACTS, INC.
	(801) 316-5000	(801) 316-5000
	investors@contacts.com	investors@contacts.com

For Immediate Release

1-800 CONTACTS Announces Resolution to Supply Issue

DRAPER, Utah, January 31, 2007 /PRNewswire-FirstCall/ — 1-800 CONTACTS, INC. (Nasdaq: CTAC), today announced that it has resolved its longstanding supply issue.

The Company has recently signed long-term supply agreements with its three largest contact lens suppliers.  The Company has purchased directly from Bausch & Lomb, its fourth largest supplier, without a written agreement since 2001.  Based on this longstanding relationship and recent discussions with Bausch & Lomb, the Company does not expect this direct relationship to change.

Jonathan Coon, Chief Executive Officer, commented, “For the first time in the Company’s history, we can now purchase directly, as an authorized account, every lens marketed by the four largest manufacturers.  We believe these four manufacturers represent approximately 98% of all soft contact lenses sold in the United States.

“Six years ago, our small company began dedicating tremendous resources to support the right of consumers to have an automatic right to their prescriptions and the right to use their prescriptions wherever they choose — because we want to be one of those choices.  We spent years engaged in litigation to support this right.  We then spent years longer supporting, and working for, federal and state legislation aimed at guaranteeing this right.

“Today, 36 million Americans who wear contact lenses are protected by the Fairness to Contact Lens Consumers Act (FCLCA) which grants them an automatic right to their prescriptions, and the right to have their prescriptions verified when they purchase from a seller other than their eye doctor.  In passing the FCLCA, Congress said in the accompanying report language, ‘The consumer’s right to a copy of their contact lens prescription means nothing unless consumers can fill that prescription at the business of their choice.’

“In its most recent session, to ensure that consumers could fill their prescriptions from the business of their choice, Congress considered legislation regarding contact lens distribution practices.  We supported that legislation.  However, we believe the market solution embodied in these recent supply agreements is adequate to ensure a competitive market — making legislation unnecessary at this time.

“As the eye care industry focuses more on consumer needs, the entire industry, and, more importantly, the 36 million Americans who wear contact lenses, will benefit.  This focus on consumers is apparent on the part of manufacturers, who over the past few years have introduced innovative new products that provide real, consumer-noticeable benefits.  We believe these changes in the regulatory and industry environment will create a competitive market that results in more contact lens wearers, fewer dropouts, and better patient compliance (more frequent replacement).”

Brian Bethers, President, added, “We also need to update our shareholders on a recent development with one of our top selling lenses that represents approximately 4% of our sales.  On January 12th, one of our largest suppliers announced manufacturing difficulties with this lens (http://www.jan12statement.com).  This supplier states in this notice that it expects significant supply constraints and backorders into the second quarter.  We are already experiencing difficulties filling orders for this lens and are uncertain how this supply disruption will affect our customers and our business in the first half of the year.”

Mr. Bethers continued, “This resolution to our years of legal and legislative efforts allows us to refocus the Company’s resources and management’s time on serving customers and growing our business.  We expect the large amounts of our selling, general, and administrative expenses that have for years been dedicated to legislative and legal initiatives will decrease.  However, it will take time to rebuild our business with customers we have not been able to serve for years.  For this reason, and due to the uncertainty associated with the supply disruption for one of our top selling lenses, we are not revising our prior guidance for 2007.”

About 1-800 CONTACTS, INC.

1-800 CONTACTS offers consumers an attractive alternative for obtaining replacement contact lenses in terms of convenience, price and speed of delivery. Through its easy-to-remember, toll-free telephone number, “1-800 CONTACTS” (1-800-266-8228), and its Internet web site, www.1800contacts.com, the Company sells almost all of the popular brands of contact lenses.  1-800 CONTACTS offers products at competitive prices, while delivering a high level of customer service.  The Company has delivered more than 15 million orders to over 5 million customers.

Forward-looking Statements

This news release contains a number of forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such statements include, but are not limited to: statements relating to resolution of longstanding supply issues; our anticipated ability to purchase contact lenses directly from our largest contact lens suppliers; our expectation that our ability to purchase lenses directly from Bausch & Lomb will not change; our belief that the agreements referred to in this news release reflect a market solution making legislation unnecessary at this time; our belief that regulatory and industry changes will create a competitive market that results in more frequent lens replacement; our anticipated ability to refocus the Company’s resources on serving customers and growing our business; our expectation that the resources we dedicate to legislative and legal initiatives will decrease; our prior guidance for 2007; and all other statements that are not purely historical.  All such forward-looking statements are based upon information available to us as of the date hereof, and we disclaim any intention or obligation to update any such forward-looking statements.  All of our forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by such forward-looking statements.  These risks and uncertainties include, among others: general economic conditions, the health and size of the contact lens industry, inventory acquisition and management, manufacturing operations, governmental regulations, exchange rate fluctuations, advertising spending and effectiveness, unanticipated costs and expected benefits associated with the Japanese license agreement and our supply agreements and related arrangements, research and development initiatives, prescription verification requirements of The Fairness to Contact Lens Consumers Act, other regulatory considerations, and the other risks and uncertainties identified in the reports we have filed from time to time with the U.S. Securities and Exchange Commission, including our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q.  Information on our websites, other than the information specifically referenced in this press release, shall not be deemed to be part of this press release.